UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐            Preliminary proxy statement.

☐            Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒            Definitive proxy statement.

☐            Definitive additional materials.

☐            Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12.

Veritas DGC Inc.

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☒            No fee required.

☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)                      Title of each class of securities to which transaction applies:

(2)                      Aggregate number of securities to which transaction applies:

(3)                      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)                      Proposed maximum aggregate value of transaction:

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☐                                    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)                      Amount Previously Paid:

(2)                      Form, Schedule or Registration Statement No.:

(3)                      Filing Party:

(4)                       Date Filed:

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Veritas DGC Inc.

10300 TOWN PARK DRIVE

Houston, Texas 77072

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 15, 2005

_______________

We will hold the annual meeting of the holders of common stock of Veritas DGC Inc. and the holders of exchangeable shares and class A exchangeable shares, series 1 of Veritas Energy Services Inc., a wholly-owned subsidiary of Veritas DGC (all such holders are collectively referred to in this Notice as “stockholders”) at the offices of Veritas DGC, 10300 Town Park Drive, Houston, Texas 77072, on December 15, 2005, at 10:00 a.m., Houston time, for the following purposes:

1)                                      To elect a Board of eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2)                                      To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm; and

5)                                      To transact any other business as may properly be presented at the meeting or any adjournment of the meeting.

A record of stockholders has been taken as of the close of business on October 17, 2005 and only those stockholders of record on that date are entitled to notice of and to vote at the meeting.  A stockholders’ list will be available beginning December 5, 2005, and may be inspected during normal business hours before the annual meeting at the offices of Veritas DGC, 10300 Town Park Drive, Houston, Texas.

                                                                                                By Order of the Board of Directors,

                                                                                                Larry L. Worden

                                                                                                Vice President, General Counsel and Secretary

Houston, Texas

October 28, 2005

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY AS PROMPTLY AS POSSIBLE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD, BY USING THE INTERNET OR BY TELEPHONE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PREVIOUSLY SUBMITTED PROXY AND VOTE IN PERSON.

VERITAS DGC INC.
10300 TOWN PARK DRIVE
HOUSTON, TEXAS 77072

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held December 15, 2005, and at any adjournment of the meeting.  The meeting will be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

As of October 17, 2005, the record date for determining the stockholders entitled to vote at the meeting, there were 34,690,817 outstanding  shares of Veritas DGC common stock, par value $.01 per share, 60,314 shares of Veritas Energy Services Inc. exchangeable stock and 81,937 shares of Veritas Energy Services class A exchangeable stock, series 1.  In this proxy statement, all such shares are referred to collectively as “shares,” and all holders of shares are referred to collectively as “stockholders.”  This proxy statement addresses you if you are a stockholder.  All shares vote together as a single class and each share entitles its holder to one vote on each matter presented at the meeting.  Holders of a majority of the outstanding shares must be present, in person or by proxy, to constitute a quorum for the transaction of business.  Abstentions will be treated as present for purposes of determining whether a quorum is present.

You may vote in person by attending the meeting, or by proxy by completing and returning a proxy card by mail or by using the Internet or telephone.  To vote by proxy using the mail, mark your vote on the enclosed proxy card, then follow the instructions on the card and return it to us by mail.  To vote by proxy using the Internet or by telephone, follow the instructions on the proxy card and have the card available when you access the Internet website or place your telephone call.

The individuals named as proxies on the proxy card will vote your shares according to your directions.  If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares for the election of directors, for approval of the selection of the company’s independent registered public accounting firm and in their discretion as to other matters.

We are not aware of any business to be acted upon at the meeting other than what is set forth in the accompanying Notice of Annual Meeting.  If, however, other matters are properly brought before the meeting, or any adjournment of the meeting, the persons appointed as proxies will have discretion to either vote in the manner they determine or abstain from voting on any such matter.

You may revoke your proxy or change your vote by (i) giving written notice to Larry L. Worden, Vice President, General Counsel and Secretary, Veritas DGC Inc., 10300 Town Park Drive, Houston, Texas 77072, (ii) signing and delivering a later dated proxy to Mr. Worden at any time before its exercise, (iii) changing your vote on the Internet website; (iv) using the telephone voting procedures; or (iv) attending the meeting and voting in person.  Our inspector of elections, who is required to decide impartially any interpretive questions as to the conduct of the vote, will tabulate the votes at the meeting and certify the results.

We will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitations by mail, our directors and employees may solicit proxies (without additional compensation) in person, by telephone, by fax or by electronic mail.  We have retained Mellon Shareholder Services LLP to aid in the solicitation of proxies.  We have agreed to pay Mellon Shareholder Services LLP a fee of $8,500 and reimburse it for its expenses in connection with its services.

This proxy statement and form of proxy is first being sent or given to stockholders on or about November 7, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

The stockholders will elect eight directors at the meeting.  Each director elected will hold office until the next annual meeting of stockholders, until his successor is elected and qualified or until his earlier death, resignation or removal.  By signing, dating and returning the accompanying proxy, you will grant your proxy to vote your shares as you direct.  If you sign, date and return your proxy, then, unless you specify otherwise, your shares will be voted FOR election of our eight nominees to the Board of Directors.  If you vote your proxy by telephone or by using the Internet website, your shares will be voted as you direct. All nominees, except for Mr. Shoham, who was appointed as a director by the Board in June 2005, have been previously elected directors by our stockholders.  Prior to his appointment by the Board, Mr. Shoham was identified as a potential director candidate by a third party search firm retained by the Nominating and Corporate Governance Committee of the Board of Directors.  Each of the nominees was recommended by the Nominating and Corporate Governance Committee of our Board of Directors.

Our employment agreement with Mr. Pilenko, currently a director and our chairman and chief executive officer, contains provisions which would allow him to terminate his employment with us in the event he is not elected as a director.  In the event of such a termination, we would be obligated to pay certain severance payments.  Our employment agreement with Mr. Pilenko, including the calculation of severance payments which may be due under his agreement, is further described below under the heading “Employment Agreements.”

If any nominee becomes unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board of Directors may be reduced; however, we are not aware of any circumstances likely to render any nominee unavailable.

Abstentions and broker non-votes will not be counted as a vote for or against any nominee, and will not affect the outcome of the election.  Cumulative voting is not allowed.

Vote Required

The eight nominees who receive a majority of the votes cast will be the duly elected directors of Veritas DGC.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR all eight of our nominees.

Director Nominees

The names of the eight nominees and certain information concerning each of them as of September 30, 2005, are set forth below:

Name	Principal Position with Veritas DGC	Age	Director Since	Member of
Loren K. Carroll	Director	62	2003	Audit committee; compensation committee
Clayton P. Cormier	Director	72	1991	Audit committee (chairman)
James R. Gibbs	Director	61	1997	Compensation committee; nominating and corporate governance committee (chairman)
Thierry Pilenko	Director, Chairman and Chief Executive Officer	48	2004	Innovation and technology committee (chairman)

Name	Principal Position with Veritas DGC	Age	Director Since	Member of
Jan Rask	Director	50	1998	Audit committee; nominating and corporate governance committee
Yoram Shoham	Director	61	2005	Innovation and technology committee
David F. Work	Director	60	2004	Compensation committee (chairman)
Terence K. Young	Director	59	2005	Innovation and technology committee

Loren K. Carroll is currently president and chief executive officer of M-I Swaco and is also executive vice president of Smith International, Inc. Mr. Carroll also serves as a director of Smith International, Inc. and as a director of Fleetwood Enterprises, Inc. Mr. Carroll joined Smith International in December 1984 as vice president and chief financial officer. In January 1988 he was appointed executive vice president and chief financial officer of Smith International and served in that capacity until March 1989. Mr. Carroll then rejoined Smith International in 1992 as executive vice president and chief financial officer. Smith International holds a 60% interest in M-I Swaco.

Clayton P. Cormier is currently a financial and insurance consultant. Prior to that, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker, from 1986 to 1991 and previously served as chairman of the board, president, and chief executive officer of Ancon Insurance Company, S.A. and as an assistant treasurer of ExxonMobil Corp.

James R. Gibbs is chairman, president and chief executive officer of Frontier Oil Corporation, an oil refining and marketing company. He has been chairman since January 1999, chief executive officer since 1992 and president since 1987. He has been employed there for twenty-three years. Mr. Gibbs is a director of Frontier Oil Corporation and Smith International, Inc., an advisory director of Frost Bank-Houston, and a member of the Board of Trustees of Southern Methodist University.

Thierry Pilenko became chairman and chief executive officer and a director of Veritas DGC in March 2004. Prior to his appointment and since 2001, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was president of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world beginning in 1984 in a variety of progressively more responsible operating positions.

Jan Rask is currently president and chief executive officer and a director of TODCO, formerly known as R & B Falcon, and has held that position since July 2002. From September 2001 to July 2002, he was the Managing Director-Acquisitions and Special Projects of Pride International, Inc. and from July 1996 to September 2001, Mr. Rask was president, chief executive officer and director of Marine Drilling Companies, Inc. Mr. Rask served as president and chief executive officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa (Off-shore) Limited’s principal operating subsidiary in 1990 as its president and chief executive officer.

Yoram Shoham is currently an oil and gas industry consultant.  From 1983 until 2004, Mr. Shoham was employed by Shell Oil Company and Royal Dutch Shell and their affiliated companies in a variety of progressively more responsible positions, the most recent of which was vice president — external technology relations and consultant to Shell International Exploration & Production, Inc.

David F. Work is currently an oil and gas industry consultant. From 2001 until October 2003, he served as the chairman of Energy Virtual Partners, Inc., a privately-held company engaged in the business of managing under-resourced oil and gas properties. For more than five years prior to his retirement from BP Amoco in October 2000, he served in various management capacities with Amoco and BP Amoco, including group vice president of exploration and, finally, as regional president in the United States. Mr. Work currently also serves as a director of Edge Petroleum Corporation, CrystaTech, Inc. and TerraTek, Inc.

Terence K. Young is currently a professor and head of the Department of Geophysics at the Colorado School of Mines and has served as such since 2000.  From 1983 until 2000, Mr. Young was employed by Mobil Research and Development Corporation in a variety of roles, the last of which was as a visiting scholar at the Institute for Statistics and Its Applications, Carnegie Mellon University.  From 1982 to 1983, he served as a research geophysicist with Compagnie Générale de Géophysique, from 1979 to 1982, he served as assistant professor, Colorado School of Mines, and from 1969 to 1974 was a pilot and flight instructor in the United States Navy.  Mr. Young is currently the president-elect of the Society of Exploration Geophysicists.

Independence of Directors

Our Board has affirmatively determined that Messrs. Carroll, Cormier, Gibbs, Rask, Shoham, Work and Young (i) have no relationship to the company that may interfere with the exercise of their independence from management and the company; (ii) have no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) and (iii) are otherwise “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.  The Board has not adopted categorical standards for the determination of independence but instead makes such determinations by reference to definitions provided in applicable law and New York Stock Exchange requirements.

In making its determination as to Mr. Young, the Board considered the relationships between the company and the Colorado School of Mines, which employs Mr. Young as a professor and head of the Geophysics Department, and between the company and the Society of Exploration Geophysicists, which Mr. Young serves as president-elect and will soon serve as president.  The company annually funds certain research projects with and provides certain services and equipment free of charge to the Colorado School of Mines, a non-profit educational institution.  The company paid or contributed to the Colorado School of Mines $140,800, $139,400 and $43,000 in fiscal years 2005, 2004, and 2003, respectively, and has paid or contributed an additional $94,000 between August 1, 2005 and September 30, 2005.  The company paid the Society of Exploration Geophysicists, a non-profit professional society, $116,400, $89,200 and $63,100 in fiscal years 2005, 2004, and 2003, respectively, and has paid it an additional $115,680 between August 1, 2005 and September 30, 2005.  These payments consisted of fees for booth rental at the Society’s annual trade show, membership dues paid on behalf of company employees, and admission fees paid on behalf of company employees for programs sponsored by the organization.  The Board deemed the payments and benefits the company paid to and received from each of the two entities not to be material either to the company or the other entities involved and, that, therefore, Mr. Young’s relationship to each entity is not material and does not affect his independence as a director of the company.

Code of Ethics

Our Board has adopted a code of ethics (we call it our “code of conduct”) that governs the business conduct and ethics of our directors, all of our employees and our executive officers, including our chief executive officer, our chief financial officer and our chief accounting officer. Our code of conduct is available on our Internet website at www.veritasdgc.com. We will provide a printed copy of our code of conduct without charge to any stockholder making written request to Larry L. Worden, Vice President, General Counsel and Secretary, 10300 Town Park Drive, Houston, Texas 77072. It is our intention to disclose on our Internet website within four business days —

•                  the date and nature of any amendment (other than technical, administrative, or non-substantive amendments) we make to any provision of our code of conduct that applies to our chief executive officer, chief financial officer, chief accounting officer, or controller and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K; and

•                  information related to any waiver, including any implicit waiver, we grant to our chief executive officer, chief financial officer, chief accounting officer, or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Corporate Governance Guidelines / Committee Charters

Our Board has adopted written corporate governance guidelines that address such matters as Board and committee functions and Board and committee member qualifications and responsibilities. In addition, our Board has adopted written charters for its audit committee, compensation committee, nominating and corporate governance committee and innovation and technology committee.  The charters of the audit committee, compensation committee, nominating and corporate governance committee were each most recently amended in October 2004.  The charter of the innovation and technology committee was adopted on October 5, 2005 and has not been amended since its adoption.  A copy of our current audit committee charter was attached as Appendix 1 to our annual proxy statement dated May 17, 2005.  Copies of our corporate governance guidelines and each of our committee charters are available on our Internet website at www.veritasdgc.com. We will provide a written copy of any of these documents without charge to any stockholder making written request to Larry L. Worden, Vice President, General Counsel and Secretary, 10300 Town Park Drive, Houston, Texas 77072.

Qualifications of Director Nominees

In considering nominees for the Board, the nominating and corporate governance committee considers the entirety of each candidate’s credentials.  Although there is currently no set of specific minimum qualifications that must be met by a nominee recommended by the committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the committee’s perceptions about future issues and needs, each nominee is expected to be of the highest ethical character and share the values of the company as reflected in its culture and mission statement and have sufficient time available to attend to his or her substantial duties and responsibilities to the company.  In making its evaluation and recommendation of candidates, the committee may consider, among other factors, whether prospective nominees have relevant business and financial experience and have industry or other specialized expertise.  In addition and recognizing that a majority of the Board must be ‘independent,” the committee will consider whether the director needs to be and is “independent” as that term may be legally defined and whether the nominee is without the appearance of any conflict or obligation to any particular constituency.

The committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the committee, or stockholder recommendations (provided the committee’s procedures are followed).  In evaluating a candidate’s relevant business experience, the committee may consider previous experience as a member of the Board.

From time to time the committee employs third party executive search firms to identify and evaluate candidates for consideration as director nominees.  In most cases, the firm is compensated on a fee basis, as opposed to a contingent fee basis, and conducts a search for and evaluation of appropriate candidates based on criteria, such as a particular area of expertise or experience, specified by the committee.

Requirements for Directors

In accordance with our corporate governance guidelines, newly appointed directors are expected to attend a one-day orientation held at the company’s Houston office to acquaint them with, among other things, company policies, and its operations, legal structure, key personnel, and position in the markets in which it competes. On August 16, 2005, Messrs. Shoham, Work and Young attended the first of these orientation sessions.

Effective with fiscal year 2006, during each fiscal year each of our directors is expected to attend, at our expense, at least one director training program of one full day or more selected from the list of director training programs accredited by Institutional Shareholder Services.

In accordance with a new guideline adopted by our board in October 2005, each of our non-employee directors is expected to own shares of our Common Stock or other equity securities issued by Veritas DGC with a fair market value equal to three times his annual board fee, which annual fee is currently $35,000.  Each such director has been given until July 31, 2008 to meet this expectation.

Meetings of the Board of Directors and Committees

During fiscal year 2005, the Board of Directors held 6 meetings.  Committees of the Board of Directors held the following number of meetings:  audit committee — 20 meetings; compensation committee — 3 meetings; and nominating and corporate governance committee — 3 meetings.  The innovation and technology committee was formed in June 2005 and did not meet during fiscal year 2005.

During fiscal year 2005, each of our directors attended more than 75% of the meetings of the Board of Directors with the exception of Mr. Rask who attended 67%.  Each director also attended more than 75% of the aggregate of the meetings of the committees on which he served with the exception of Mr. Rask who attended 67%.

Our non-employee directors, all of whom are independent directors, meet in executive sessions held immediately following our regularly scheduled Board meetings.  In fiscal year 2005, non-employee directors met in executive session 4 times.  The non-employee directors chose Mr. Gibbs to preside at their meetings, and he presided at all such meetings during fiscal year 2005.

It is the company’s policy that directors attend the annual meeting of stockholders.  All of our current directors, with the exception of Mr. Rask and Mr. Shoham, who was not then a director, attended the last annual meeting.

Communicating with Our Board

 Our Board has adopted a procedure by which security holders may communicate directly with the Board, individual directors and committees of the Board. Security holders may communicate in writing with members of the Board at any time by mail addressed to the company’s corporate secretary at the company’s principal executive offices, 10300 Town Park Drive, Houston, Texas 77072.  Security holders should clearly indicate on the envelope the intended recipient of the communication and that the communication is a “Security Holder Communication.”  All such communications received by the corporate secretary will be forwarded to the recipient designated on the envelope.  The corporate secretary will not review or pre-screen any security holder communications.  All communications designated for the Board will be forwarded to the lead director of the Board, currently Mr. Gibbs, or if no lead director has been designated, a non-employee director designated by the chairman of the Board.  All communications designated to a particular committee of the Board will be forwarded to the chairman of that committee.  All communications designated to a director will be forwarded to that director.  To report any issues relating to the company’s accounting, accounting controls, financial reporting or other practices, security holders may also call the company’s confidential hotline at 800-736-0460 in the U.S. or in Canada.  All calls are answered by a third-party service and will remain anonymous.

Committees of the Board of Directors

Our Board of Directors has established four standing committees.  All members of the audit committee, the compensation committee, and the nominating and corporate governance committee are independent, as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission.  Two of the three members of the innovation and technology committee are independent — members of that committee are not required to be independent by the rules of either the New York Stock Exchange or the Securities and Exchange Commission.

Audit Committee.  Our Board has appointed a standing audit committee in accordance with the requirements of the Securities Exchange Act of 1934 and the New York Stock Exchange. The members of the audit committee are Messrs. Carroll, Cormier and Rask. The audit committee assists the Board in ensuring that our accounting and reporting practices are in accordance with applicable requirements. Specifically, the audit committee annually reviews and recommends to our Board the independent registered public accounting firm to be engaged to audit the consolidated financial statements of our company and management’s report on internal control over financial reporting. Additionally, the audit committee reviews with representatives of such firm the plan and results of the auditing engagement, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of our independent registered public accounting firm. The committee also reviews the scope and scheduling of our internal audits and reviews the results of those audits with the company’s director of internal audit and management.

Our Board has determined that each member of the audit committee is financially literate and each has accounting or related financial management expertise, as our Board interprets those terms in its business judgment. Our Board has designated each of Messrs. Carroll, Cormier, and Rask as “audit committee financial experts.”

Compensation Committee.  The compensation committee approves the compensation arrangements for officers of our company, including establishment of salaries, bonuses and other compensation.  Additionally, the compensation committee approves and administers compensation plans in which officers and directors are eligible to participate, and approves awards of stock options, restricted stock and other equity based compensation.  The compensation committee also reviews our succession plan and significant issues that relate to changes in benefit plans.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee identifies and recommends nominees for election to our Board of Directors at annual meetings and to fill vacancies on our Board, recommends nominees for appointment to our committees, annually reviews the structure and operation of each Board committee, and annually reviews its charter.  The nominating and corporate governance committee will consider nominees recommended by stockholders.  With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations for the 2006 Annual Meeting and for Any Special Meetings” below.

Innovation and Technology Committee.  The innovation and technology committee oversees and provides counsel to the Board on matters relating to innovation and technology, including the company’s competitive position in the seismic industry; new or existing areas of technical, scientific or commercial development; and technical or scientific trends that may affect the company.

Report of the Audit Committee

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended July 31, 2005, with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, and has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence in connection with its most recent audit of our financial statements and management’s report on internal control over financial reporting.  The audit committee has reviewed the services provided by PricewaterhouseCoopers LLP and has determined that the services provided are compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

The audit committee also investigated certain accounting errors related to fiscal year 2004 and prior years identified by management during the audit review procedures for fiscal year 2004.  As a result, the company implemented enhanced internal controls and internal audit activities.  The audit committee reviewed and discussed all earnings announcements and press releases containing financial information prior to their public release and all quarterly and annual reports prior to their filing with the Securities and Exchange Commission.

Based on the review and discussions referred to above, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission.

The preceding description of our audit committee and this audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall it be incorporated by reference into any filing except to the extent it is specifically incorporated by reference therein.

Audit Committee Clayton P. Cormier, Chairman Loren K. Carroll Jan Rask

Director Compensation

Effective January 1, 2005, each of our directors who is not also an employee is paid an annual fee of $35,000 plus travel expenses, a fee of $1,500 for attendance at each regular or special Board and committee meeting (other than telephonic meetings) and a fee of $750 for attendance at each telephonic Board or committee meeting.  The chairman of the audit committee is paid an additional annual fee of $10,000 and the chairmen of the compensation and nominating and corporate governance committees are each paid an additional fee of $5,000 annually.

Prior to January 1, 2005, each of our directors who was not also an employee was paid an annual fee of $25,000, a fee of $1,500 for attendance at each regular or special Board and committee meeting (other than telephonic meetings) and a fee of $750 for attendance at each telephonic Board or committee meeting.  The chairman of the audit committee was paid an additional annual fee of $10,000, and no additional fees were paid to other committee chairmen.

Under the company’s Share Incentive Plan, non-employee directors are eligible to receive (1) nonqualified options, (2) share appreciation rights, (3) deferred share units, (4) restricted shares and (5) performance shares.  The compensation committee determines the type of awards granted and the terms of each grant.  For periods prior to January 1, 2005, continuing non-employee directors were granted options each year to purchase 5,000 shares of our Common Stock.  For periods after January 1, 2005, each year after election or appointment, each non-employee director will be granted options to purchase 6,000 shares of our Common Stock at fair market value on the date of grant.  The options so granted will vest immediately and have a five-year term.   Newly elected or appointed non-employee directors are granted options to purchase 10,000 shares of our Common Stock at fair market value on the date of grant.  These options granted to newly elected or appointed non-employee directors have a five-year term and are exercisable as follows:  2,500 options immediately upon the date of grant and an additional 2,500 options in each subsequent year on the anniversary of the date of grant until all are exercisable.  Also, for periods after January 1, 2005, non-employee directors will be allowed to elect to receive deferred share units issued under the company’s Share Incentive Plan in lieu of either 100 percent or 50 percent of the option grant.  In the event of such an election, the electing director will receive one deferred share unit in lieu of three options: 2,000 deferred share units in the event of a 100 percent election or 1,000 deferred share units in the event of a 50 percent election.   The deferred share units will be vested immediately upon grant.  Each deferred share unit automatically converts to one share of our Common Stock upon the director’s retirement or other termination.  Mr. Gibbs has elected to receive in deferred share units 100% of any option grant he receives in calendar year 2005.

Each of our non-employee directors may also elect to receive deferred share units issued under our Share Incentive Plan in lieu of either 25, 50, 75 or 100 percent of his or her annual director’s fee.  Once vested, each deferred share unit automatically converts into one share of our Common Stock upon the director’s retirement or other termination.  A director who elects to receive deferred share units prior to the end of any calendar year is entitled to receive on January 1 of the following year that number of deferred share units with a fair market value equal to the amount deferred.  The deferred share units then vest 25 percent on January 1 (the date of grant) and an additional 25 percent on the following April 1, July 1, and October 1.  None of the current nominees who are non-employee directors has elected to receive deferred share units in lieu of any portion of his annual director’s fee.

MANAGEMENT

Executive Officers

Except as described under the heading “Employment Agreements” below, our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by our Board at its first meeting following each annual meeting of stockholders. In addition to Mr. Pilenko, who is listed under “Director Nominees” with his biographical information, our executive officers include the following individuals as of September 30, 2005:

Timothy L. Wells, age 52, was appointed president and chief operating officer of Veritas DGC in January 1999. He has been employed by Veritas DGC for twenty years, having served as president of Veritas DGC’s Asia Pacific division, regional manager of North and South American processing, manager of research and programming and in various other capacities in North and South America.

Mark E. Baldwin, age 52, was appointed executive vice president, chief financial officer and treasurer of Veritas DGC in August 2004. Prior to his appointment and since 2003, Mr. Baldwin was an operating partner in First Reserve Corporation, a privately-held oilfield services equity firm. From 2001 to 2002, he served as executive vice president and chief financial officer of Nexitraone, LLC, a privately-held telecommunications company. From 1997 to 2001, Mr. Baldwin was chairman and chief executive officer of Pentacon, Inc., then a publicly traded distributor of aerospace and industrial fasteners. For the seventeen years prior to 1997, Mr. Baldwin held a number of progressively more responsible financial and operating positions with Keystone International, Inc., then a publicly traded manufacturer of flow control devices.

Stephen J. Ludlow, 55, is currently a director and vice chairman of Veritas DGC and has served in that capacity since January 1999. Mr. Ludlow will cease to be a director and vice chairman effective with the 2005 annual meeting of stockholders, and, as of that time, will become executive vice president of Veritas DGC.  He will serve in that capacity until his retirement on March 31, 2006.  From August 1996, upon consummation of the business combination between Veritas DGC (formerly Digicon Inc.) and Veritas Energy Services until January 1999, he was president and chief operating officer of Veritas DGC Inc. He has been employed by Veritas DGC for 34 years and served as president and chief executive officer of Veritas DGC from 1994 to 1996. Prior to 1994, he served as executive vice president of Veritas DGC for four years following eight years of service in a variety of management positions with increasing levels of responsibility, including several years of service as the executive responsible for operations in Europe, Africa and the Middle East.

Vincent M. Thielen, age 45, was appointed vice president, corporate controller of Veritas DGC in September 2003. Prior to his appointment, he had been employed by Veritas DGC for 4 years as corporate controller. Prior to that time, he served for eighteen years in various technical, operational and financial roles at Baker-Hughes Incorporated.

Larry L. Worden, age 53, was appointed vice president, general counsel and secretary of Veritas DGC in December 1998. For ten years prior to that time, Mr. Worden served as vice president, general counsel and secretary of King Ranch, Inc., a privately-held Texas corporation. Prior to his employment with King Ranch, Inc. he served as division counsel at National Gypsum Company and practiced law at two private law firms.

Compensation

                The following table reflects all forms of compensation for services to us for each of the fiscal years ended July 31, 2005, 2004 and 2003 of those individuals who (i) served as our chief executive officer during fiscal 2005, or (ii) were among our four most highly compensated executive officers at July 31, 2005, other than the chief executive officer.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)		All Other Compensation ($)
Thierry Pilenko (2) Chairman and Chief Executive Officer	2005 2004 2003	457,692 181,731	572,917 232,359	(3)	31,282 96,669 —	(4) (5)	— —		— 120,000 —		— —

Stephen J. Ludlow Vice Chairman	2005 2004 2003	269,630 265,021 265,021	225,011 148,279 20,246		— — —		— — —		— 24,700 60,971	(6)	10,250 11,019 —	(7) (7)

Timothy L. Wells President and Chief Operating Officer	2005 2004 2003	336,154 315,000 276,154	336,667 194,706 19,110		195 —	(8)	— 77,460 —	(9)	— 24,700 60,284	(6)	10,750 11,759 8,241	(7) (7) (7)

Mark E. Baldwin (10) Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	276,923 — —	400,000 — —	(11)	12,612 — —	(12)	265,375 —	(13)	—		11,154 — —	(7)

Larry L. Worden Vice President, General Counsel and Secretary	2005 2004 2003	229,615 210,923 194,039	201,250 105,955 14,834		195 — —	(8)	— —		— 12,400 29,736	(6)	12,094 9,350 5,657	(7) (7) (7)

(1)           Bonuses are reported for the year in which they were earned. A portion of the bonus payments reported for fiscal year 2005 was paid in October 2005, a portion of the bonus payments reported for fiscal year 2004 was paid in March and April 2005, and a portion of the bonus payments reported for fiscal 2003 was paid in September 2003.

(2)           Joined the company in March 2004.

(3)           Includes a $75,000 lump-sum payment made to Mr. Pilenko upon his initial employment and an incentive bonus for fiscal year 2004 of $157,359 actually paid in April 2005.

(4)           Includes payment of $5,643 for tax preparation assistance for calendar year 2004; reimbursement of expenses of $12,769 for the lease of an automobile; reimbursement of expenses of $323 incurred in connection with the purchase of a home in Houston, Texas, and payment of legal expenses of $12,547.  Does not include $7,196 paid in October 2005 as reimbursement for U.S. taxes due on the previous payment of legal expenses.

 (5)        Reimbursement of legal expenses of $7,021 and payment of the following re-location expenses: cash moving allowance—$37,500; freight for personal effects—$23,177, temporary housing expenses—$10,620, airfare to Houston for Mr. Pilenko and his family — $18,351.

(6)           Includes two option grants: one in August 2002, which would customarily have been made in March 2002 but was delayed pending the consummation of a business combination that was subsequently terminated in July 2002, and the other in March 2003.

(7)           Company matching contributions pursuant to our 401(k) plan.

(8)           Incentive payments made under our health and wellness program.

(9)           6,000 shares of restricted stock valued at $12.91 per share, the closing price of our Common Stock on the New York Stock Exchange on February 2, 2004, the day of the grant. Of the restricted shares issued to Mr. Wells, 2,000 vested on February 2, 2005, and, assuming that Mr. Wells is still then employed by us, the remaining shares will vest 2,000 shares on February 2, 2006, and 2,000 shares on February 2, 2007. On July 29, 2005, the remaining 4,000 unvested restricted shares granted to Mr. Wells had a value of $123,200 based on the closing price of our Common Stock of $30.80 per share on the New York Stock Exchange. We do not currently pay dividends on our Common Stock; however, we would pay dividends on the restricted stock should our dividend policy change.

(10)     Joined the company in August 2004.

(11)     Includes a $100,000 lump-sum payment made to Mr. Baldwin upon his initial employment and an incentive bonus for fiscal year 2005 of $300,000.

(12)     Includes $12,547 in legal fees paid on behalf of Mr. Baldwin in April 2005 and a $65 incentive payment made under our health and wellness program.  Does not include an additional $4,512 paid in October 2005 as reimbursement for U.S. income taxes due on the payment of legal expenses.

(13)     12,500 shares of restricted stock valued at $21.23 per share, the closing price of our Common Stock on the New York Stock Exchange on August 23, 2004, the day of the grant. On July 29, 2005, the restricted shares had a value of $385,000 based on the closing price of our Common Stock of $30.80 per share on the New York Stock Exchange. Of the restricted shares issued to Mr. Baldwin, 4,167 vested on August 23, 2005, and, assuming that Mr. Baldwin is still then employed by us, the remaining shares will vest 4,167 shares on August 23, 2006, and 4,166 shares on August 23, 2007. We do not currently pay dividends on our Common Stock; however, we would pay dividends on the restricted stock should our dividend policy change.

OPTION GRANTS IN FISCAL YEAR ENDED JULY 31, 2005

We did not grant any options to our named executive officers during the fiscal year ended July 31, 2005.

The following table sets forth information with respect to options to purchase our shares held by our named executive officers that were exercised during the fiscal year ended July 31, 2005 or were unexercised at fiscal year end.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR

ENDED JULY 31, 2005 AND FISCAL YEAR END OPTION VALUES

	Options Exercised During Fiscal Year		Number of Unexercised Options Held at Fiscal Year End (#)		Value of In-the-Money Unexercised Options Held at Fiscal Year End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thierry Pilenko	—	—	40,000	80,000	596,800	1,193,600
Stephen J. Ludlow	21,418	377,871	53,750	27,593	378,671	563,191
Timothy L. Wells	62,699	1,091,311	25,084	27,421	63,408	559,779
Mark E. Baldwin	—	—	—	—	—	—
Vincent M. Thielen	21,486	372,538	4,696	10,595	8,588	214,799
Larry L. Worden	36,906	642,930	12,398	13,634	39,234	278,404

(1)          Based on the difference between the July 29, 2005 closing price of our Common Stock of $30.80 per share on the New York Stock Exchange and the exercise price.

Employment Agreements

We have entered into employment agreements with each of Messrs. Pilenko, Ludlow, Wells, Baldwin, Thielen and Worden.  (Our agreement with Mr. Ludlow is separately described in the next paragraph).  Our agreement with Mr. Pilenko continues until terminated by prior written notice of either party.  Our agreements with Messrs. Wells, Baldwin, Thielen and Worden continue until the employee reaches age 65 unless the agreement is earlier terminated by prior written notice of either party.  As of September 30, 2005, the executive officers are entitled to minimum annual salaries under their employment agreements as follows: Mr. Pilenko — $475,000; Mr. Wells — $350,000; Mr. Baldwin — $300,000; Mr. Thielen — $180,300 and Mr. Worden — $240,000.  In the event of a termination without cause (other than in connection with a change of control of Veritas DGC), each executive officer is entitled to payment under his employment agreement equal to one or more years of annual base salary as follows: Mr. Pilenko — three years; Messrs. Wells and Baldwin — two years; and Messrs. Thielen and Worden — one year and to payment equal to the amount payable for group insurance premiums under COBRA for a period of 12 months.  Payment of these amounts will be made over the specified period unless we exercise our option to pay them in a lump sum.  Each such executive officer will have a period of 90 days within which to exercise options granted to him and he will forfeit options and restricted stock not vested at the time of his termination.  In the event of a termination without cause by the company or by the executive officer for “good reason” (as defined in the agreement) within two years after a change of control of Veritas DGC, each executive officer is entitled to a lump sum payment under his employment agreement equal to the following number times the sum of his annual base salary and annual bonus:  Messrs. Pilenko, Wells and Baldwin — three; and Messrs. Thielen and Worden — two.  In addition, all options to purchase Common Stock granted to such executive officers will immediately become exercisable and all restrictions on restricted shares of the company will immediately lapse.

Our current agreement with Mr. Ludlow continues until March 31, 2006 unless it is extended by mutual agreement or unless we elect to terminate the agreement earlier.  As of September 30, Mr. Ludlow is entitled to a minimum annual salary of $280,000 under his employment agreement.  On March 31, 2006, unless the agreement is extended or earlier terminated (other than a termination in connection with a change of control of Veritas DGC), Mr. Ludlow is entitled to a lump sum payment under his employment agreement equal to two years of annual base salary and to a lump sum payment equal to the amount payable for group insurance premiums under COBRA for a period of 12 months.  Options previously granted to Mr. Ludlow will continue to vest on the schedule set forth in his option grant agreements and will continue to be exercisable for the period specified in the applicable option grant agreement.  In the event a change in control of Veritas DGC occurs within two years after such termination, under certain conditions Mr. Ludlow will be entitled to a lump sum payment under his employment agreement equal to three times the sum of his annual base salary and annual bonus less certain payments previously made.  In addition, all options to purchase Common Stock granted to Mr. Ludlow will then immediately become exercisable.

Compensation Committee Interlocks and Insider Participation

None of the three members of our compensation committee — Messrs. Carroll, Gibbs or Work — is or has been at any time an officer or employee of Veritas DGC or any of its subsidiaries nor has any of them had any relationship with Veritas DGC that would otherwise require disclosure under Items 402 or 404 of Regulation S-K.

Compensation Committee Report on Executive Compensation

The following is the report of the compensation committee regarding executive compensation.

Philosophy

The committee’s executive compensation philosophy is to provide a competitive total compensation package which will allow Veritas DGC to attract, motivate and retain senior management.  Our executive compensation consists of three elements: (1) base salaries, which reflect competitive marketplace data and evaluated performance; (2) annual incentives, which are payable for the achievement of annual financial and individual performance goals; and (3) long-term stock-based incentives.  We seek to relate a significant portion of potential total executive compensation to the company’s financial performance.  The committee believes that annual performance pay is appropriately linked to individual performance, annual financial performance of our company and stockholder value.

It is the committee’s intent to fulfill its responsibilities according to the highest standards of corporate conduct and governance practices in the long-term best interests of the company and its shareholders.

The committee’s policy with respect to tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility whenever reasonably practical. The Global Management Incentive Plan has not been approved by the company’s shareholders and therefore does not meet the requirement of Section 162)(m) of the Internal Revenue Code.

Our Executive Compensation Package

Base Salary.  We intend the base compensation for executive officers to afford a reasonable degree of financial security to those individuals performing the levels and types of responsibility implicit in the various executive positions.  In setting base salaries we initially consider the compensation plans of executives in other companies, including companies in the oil services industry.  We target base compensation at levels consistent with median levels for public companies of our size.  In fiscal year 2005, we utilized a third party consulting firm to prepare compensation survey data for us and to make recommendations to us related to compensation of our officers, including our chief executive officer.  In setting the base compensation of each of our executive officers, we also consider the executive’s salary history, level of responsibility, breadth of knowledge, past performance, credentials, and experience with Veritas DGC, as well as his or her perceived future importance to the company.

Based on the above criteria, we increased the base compensation effective April 2, 2005, we increased the base compensation of the following officers to the amounts next to their names: Mr. Pilenko—$475,000; Mr. Ludlow—$280,000; Mr. Wells—$350,000; and Mr. Worden—$240,000.

Annual Cash Incentive Awards.

                a.  Cash Incentive Payments for Fiscal Year 2004.  In March 2005, we paid incentive compensation earned by our executive officers in the fiscal year ended July 31, 2004 as follows: Mr. Ludlow — $98,588; Mr. Wells — $138,456; Mr. Thielen — $57,777; and Mr. Worden — $68,455.  In April 2005, we paid Mr. Pilenko incentive compensation of $157,359 he earned in the fiscal year ended July 31, 2004.  Although these incentive payments were earned in the fiscal year ended July 31, 2004 and would customarily have been paid in September 2004, payment was delayed due to the restatement of our financial results which we announced in September 2004.

b.  Cash Incentive Payments for Fiscal Year 2005.  In June 2004, we adopted a new Global Management Incentive Plan for senior executives and a new Key Contributor Plan for key employees other than senior executives. We then selected eighteen of our senior executives, including executive officers, to participate in the new Global Management Incentive Plan. The incentive plan was effective for fiscal year 2005 and subsequent years.

Under the terms of the Global Management Incentive Plan, which is administered by the compensation committee, each participant is assigned a target incentive percentage that is a percentage of his or her annual base salary.  The target incentive percentages under the Global Management Incentive Plan for fiscal year 2005 range from 50% to 75% of annual base salary. Each participant is eligible to earn as incentive compensation a percentage of his or her target incentive percentage not to exceed two times his or her annual target payout if certain financial and individual goals are met.  We have established the target percentages for each of our executive officers as follows:  Mr. Pilenko — 75%; Mr. Ludlow — 50%; Mr. Wells — 60%; Mr. Baldwin — 60%; Mr. Thielen — 50%; and Mr. Worden — 50%.

Financial and individual goals under the Global Management Incentive Plan were set prior to the beginning of fiscal year 2005. In the case of participants who are officers or corporate personnel, 37.5% of any performance award is conditioned upon the company attaining a specified threshold amount of profit before income taxes and 37.5% is conditioned upon the company attaining a specified threshold amount of return on assets.  To earn the remaining 25% of the performance award, the participant must attain discrete business goals set by the compensation committee.

The Global Management Incentive Plan provides that each participant will be paid a partial performance award, if earned, based on the financial results of the first six months of the fiscal year. It is contemplated that the mid-year award will be made in March each year. The mid-year payment is calculated by multiplying the target incentive percentage times 75% (the portion of the incentive associated with financial performance) times 50% times the percentage of the financial goal attained, not to exceed 100%. The mid-year payment will not take the achievement of individual goals into account—this has the practical effect of limiting the mid-year payment to 37.5% of the target payout.  On April 1, 2005, the mid-year payment was made to all participants in the Global Management Incentive Plan, including the following amounts to our executive officers: Thierry Pilenko—$126,563; Stephen J. Ludlow—$49,691; Timothy L. Wells—$74,250; Mark E. Baldwin—$67,500; Vincent M. Thielen—$33,806; and Larry L. Worden—$42,188.

In October 2005, the balance of the 2005 performance awards was paid to all participants in the Global Management Incentive Plan, including the following amounts to our executive officers:  Thierry Pilenko—$446,354; Stephen J. Ludlow—$175,320; Timothy L. Wells—$262,417; Mark E. Baldwin—$232,500; Vincent M. Thielen—$146,494; and Larry L. Worden—$159,063.

c.  Cash Incentive Payments for Fiscal Year 2006.

On October 12, 2005, the Compensation Committee established goals for each participant in the Global Management Incentive Plan for fiscal year 2006.   In the case of the chief executive officer, the chief operating officer and the chief financial officer (the “Senior Executive Officers”), 50% of the incentive payment is conditioned upon the company attaining a specified amount of profit before income taxes and 50% is conditioned upon the company attaining a specified amount of pre-tax return on equity.  At the end of the year, the Compensation Committee will determine whether the company has met the financial goals, calculate the amount due each Senior Executive Officer, if any, and then, if it chooses to do so, increase or decrease the amount due each Senior Executive Officer by an amount up to 25% of the amount due based on the Senior Executive Officer’s performance in executing the business strategies or dealing with the strategic issues identified by the Board of Directors.

In the case of other participants, including executive officers other than the Senior Executive Officers, as in fiscal year 2005, 37.5% of the incentive payment is conditioned upon the company attaining a specified amount of profit before income taxes and 37.5% is conditioned upon the company attaining a specified amount of return on assets.  To earn the remaining 25% of the incentive payment, such participants must attain one or more discrete business goals set by their immediate supervisors or, in the case of executive officers, by the Compensation Committee.

The current base annual salary and the target payouts for each of the company’s named executive officers for fiscal year 2006 under the Global Management Incentive Plan are as follows:

Name	Title	Annual Salary	Target Payout
Thierry Pilenko	Chairman and Chief Executive Officer	$475,000	75%
Stephen J. Ludlow	Vice Chairman	$280,000	50%
Timothy L. Wells	President and Chief Operating Officer	$350,000	60%
Mark E. Baldwin	Executive Vice President, Chief Financial Officer and Treasurer	$300,000	60%
Vincent M. Thielen	Vice President, Corporate Controller	$180,300	50%
Larry L. Worden	Vice President, General Counsel and Secretary	$240,000	50%

Equity-based Incentive Awards.

We believe periodic grants of stock options and other equity-based compensation to executive officers helps to align the executive’s economic interests with those of stockholders and to provide a direct and continuing focus on the goal of increasing stockholder value.  From time to time, we grant restricted stock to employees, including executive officers, for a variety of reasons, including, as examples, to recruit an employee, to reward an employee for exemplary service or as a means to retain a key employee.

a.  Equity-based Incentive Awards for Fiscal Year 2005

During fiscal year 2005, we did not grant any options to our executive officers pending the outcome of the restatement of our financial results which we announced in September 2004.  In August 2004, we granted 12,500 shares of restricted stock to Mr. Baldwin in connection with his initial employment.  Of the shares granted, 4,167 became vested on August 23, 2005, and, assuming that Mr. Baldwin continues to be employed by us, 4,167 additional shares will vest on August 23 of 2006 and the remaining 4,166 will vest on August 23, 2007.

b.  Equity-based Incentive Awards for Fiscal Year 2006

On October 13, 2005, our Compensation Committee approved a new method by which long-term equity-based incentive awards will be granted under the company’s Share Incentive Plan to certain members of senior management of the company, including executive officers.

Under the new method, long term equity-based incentive awards were made effective October 17, 2005 (the “Valuation Date”) for the fiscal year ending July 31, 2006.  All awards granted have an aggregate value (the “Value Pool”), calculated on October 17, 2005, equal to .65% of the company’s market capitalization plus an additional amount for expected award forfeitures.  Each participant’s award was valued based on a percentage share of the Value Pool (a participant’s “Grant Value”).  Both the Value Pool and the Grant Value assigned to each participant were determined by the Compensation Committee in consultation with its outside compensation consultant based in part on the size of incentive awards made by similar size, similarly situated companies.

On October 17, 2005, each participant, including executive officers, was awarded 50% of his Grant Value in options to purchase our Common Stock and the right to earn an additional 50% of his Grant Value in restricted shares.

On October 17, 2005, the company granted each participant options to purchase our Common Stock with an aggregate value equal to one-half of his Grant Value.  The exercise price for each option is $31.94, the price of one share of the Company’s Common Stock as of the close of trading on the NYSE on October 14, 2005 (the “Share Price”).  The number of options granted was determined by dividing (a) 50% of the Grant Value by (b) 46% of the Share Price.  Each option has a term of five years.  One-third of the options granted are exercisable one year after the Valuation Date and an additional one-third will become exercisable on each of the second and third anniversary of the Valuation Date.

Also on October 17, 2005, each participant was granted the right to earn restricted shares of the company.  The restricted shares will be granted, if earned, on the third business day following the company’s public release of its earnings for the fiscal year ended July 31, 2006 (the “Restricted Stock Grant Date”).   For each participant, including the named executive officers, whose financial target percentages under the Global Management Incentive Plan are determined using the company’s consolidated financial results (“Corporate Financial Targets”), the number of restricted shares then granted will be determined by dividing (i) the product of (A) 50% of the participant’s Grant Value and (B) the target percentage actually earned by the participant for fiscal year 2006 under the Global Management Incentive Plan, by (ii) the closing price of one share of our Common Stock as of the close of trading on the NYSE on the last trading day before the Restricted Stock Grant Date.  For each participant (such as regional personnel) whose financial target percentages under the Global Management Incentive Plan are determined using financial measures other than the Corporate Financial Targets, the number of restricted shares granted, if earned, will be calculated by dividing (i) the product of (A) 50% of the participant’s Grant Value and (B) the target percentage which would have been earned by the participant for fiscal year 2006 under the Global Management Incentive Plan if his financial target percentages were determined using the Corporate Financial Targets instead of the financial measures actually used, by (ii) the closing price of one share of our Common Stock as of the close of trading on the NYSE on the last trading day before the Restricted Stock Grant Date.  Each share awarded will be restricted and subject to forfeiture for the period beginning on the Restricted Stock Grant Date and ending July 31, 2008.  In the event of death or disability prior to the Restricted Stock Grant Date, unrestricted shares will be granted to the participant valued as of the date of such death or disability as if he had achieved 100% of his target under the Global Management Incentive Plan prorated for the number of actual months worked.  In the event of retirement prior to the Restricted Stock Grant Date, shares with the same vesting schedule set out above will be granted to the participant valued as of the date of retirement as if he had achieved 100% of his target under the Global Management Incentive Plan prorated for the number of actual months worked.  In the event of a change in control (as defined in the Global Management Incentive Plan) of the company prior to the Restricted Stock Grant Date, 100% of the target award would be deemed earned with continued vesting based on the original schedule; restrictions on all restricted shares would lapse immediately in the event of termination of the participant by the company without cause or voluntary termination by the participant with “good reason.”  In the event of a change in control of the company on or after the Restricted Stock Grant Date, restrictions on all restricted shares would lapse immediately in the event of termination of the participant by the company without cause or voluntary termination by the participant with “good reason.”

For fiscal year 2006, the long term equity-based incentive awards made to each executive officer are set forth in the following table:

Name	Title	Grant Value (%)	Grant Value ($) (1)	Stock Options Granted (#) (2)	Restricted Share Value ($) (3)
Thierry Pilenko	Chairman & Chief Executive Officer	10.80	1,101,930	37,500	550,965
Steven J. Ludlow	Vice Chairman	1.51	154,270	10,500	0	(4)
Timothy L. Wells	President & Chief Operating Officer	5.76	587,696	20,000	293,848
Mark E. Baldwin	Executive Vice President, Chief Financial Officer & Treasurer	4.32	440,772	15,000	220,386
Vincent M. Thielen	Vice President, Corporate Controller	1.44	146,924	5,000	73,462
Larry L. Worden	Vice President, General Counsel & Secretary	2.09	213,040	7,250	106,520

(1)          Total Pool Value = $10,207,085.

(2)          Each option has an exercise price of $31.94 per share, based on the closing price on the NYSE on October 14, 2005, and a five-year term.  One-third of the options granted become exercisable on October 17 of each of the following years:  2006, 2007 and 2008.

(3)          Assumes achievement of 100% of Global Management Incentive Plan targets assigned.

(4)          Mr. Ludlow was granted only options in light of his expected retirement in March 2006.

We believe that granting our key employees both stock options and the opportunity to earn restricted shares focuses them on long-term returns for the company, encourages them to remain in our employ and effectively aligns their interests with those of our stockholders.

CEO Compensation

Mr. Pilenko was appointed chairman and chief executive officer of Veritas DGC in March 2004.  Prior to his appointment, we commissioned a third party consulting firm to prepare data relating to compensation plans of chief executive officers in other companies of our size, including companies in the oil services industry.  After considering that data, we arrived at a compensation package for Mr. Pilenko we believe is consistent with median levels for public companies of our size.

As with all senior executives of the company, Mr. Pilenko’s compensation is made up of a base salary, incentive compensation based primarily on company performance, and stock-based benefits.  In April 2005, after consulting with a third party compensation consultant and reviewing his performance in light of the company’s performance, we increased Mr. Pilenko’s base salary from $450,000 to $475,000 per annum.  Prior to the commencement of fiscal year 2005, we established performance goals for the company and individual goals for each participant in the Global Management Incentive Plan, including Mr. Pilenko.  In fiscal year 2005, the company exceeded its financial goals and Mr. Pilenko achieved part of his individual goals.  In light of that performance, we paid Mr. Pilenko incentive compensation of $572,917 for fiscal year 2005, consisting of a mid-year payment of $126,563 in April 2005 and a final payment of $446,354 in October 2005.

The remainder of Mr. Pilenko’s compensation is stock based, which we feel aligns his interests with those of stockholders.  We did not make any stock-based awards during fiscal year 2005 to Mr. Pilenko.  On October 17, 2005, we made an award to Mr. Pilenko under our new long term equity-based incentive plan consisting of stock options and the opportunity to receive restricted shares.  The options granted to Mr. Pilenko allow him to purchase

$37,500 shares of our Common Stock at an exercise price of $31.94.  The option grant has a five-year term and one-third of the options vest on each of the first, second and third anniversaries of the date of grant.  We also granted him the opportunity to earn restricted shares at the end of our fiscal year ended July 31, 2006, with a target value of $550,965, if the company reaches the target amounts of profit before income taxes and pre-tax return on equity.  The value of the award will be adjusted by the percentage of the financial targets actually achieved by the company during fiscal year 2006.  In the event the company achieves less than 75% of the target financial goals, Mr. Pilenko will receive no restricted shares.  In the event the company achieves 75% or more but less than 125% of its financial targets, the value of the restricted shares granted to Mr. Pilenko at the end of fiscal year 2006 will be prorated based on the percentage of the target achieved.  In the event the company achieves 125% or more of its financial targets, Mr. Pilenko will receive restricted shares with a value of 200% of his target value.  Any shares earned by Mr. Pilenko will be granted when our financial results for the fiscal year ended July 31, 2006 become available, and will be restricted and subject to forfeiture until July 31, 2008.

Compensation Committee

David F. Work, Chairman Loren K. Carroll James R. Gibbs

COMMON STOCK PERFORMANCE GRAPH

The following graph illustrates the performance of our shares of Common Stock compared with the cumulative total return on (i) Standard & Poor’s 500 Stock Index and (ii) an index of five peer companies we selected.  The graph assumes that the value of the investment in our shares and each index was $100 at July 31, 2000.  In all cases the cumulative total return assumes, as contemplated by the Securities and Exchange Commission rules, that any cash dividends were reinvested in that security.  The peer group investment is weighted at the beginning of each period based on the market capitalization of each individual company within the group.

TOTAL RETURN TO STOCKHOLDERS
(Assumes $100 investment on 7/31/00)

Total Return Analysis

	7/31/2000	7/31/2001	7/31/2002	7/31/2003	7/31/2004	7/31/2005
Veritas DGC	$100.00	$106.51	$57.30	$45.67	$114.56	$143.26
Peer Group	$100.00	$73.31	$56.88	$60.59	$87.31	$116.12
S&P 500	$100.00	$85.69	$65.46	$72.43	$81.91	$93.37

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

The index of peer companies consists of Compagnie Générale de Géophysique, Dawson Geophysical Company, Petroleum Geo-Services ASA, Schlumberger Limited, and Seitel, Inc.

The graph above depicts the past performance of our shares and should not be used to predict future performance.  We do not make or endorse any predictions as to future share performance.  These price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth certain information regarding the beneficial ownership of shares at September 30, 2005, by (i) each person we know to own beneficially more than 5% of the outstanding shares, (ii) all directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and named executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Beneficial Owners of 5% or more:

Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue Santa Monica, CA 90401	2,474,000	7.12

Ziff Asset Management, L.P.(5) 153 East 53rd Street, 43rd Floor New York, NY 10022	2,149,700	6.19

Named Executive Officers, Directors and Director Nominees:
Thierry Pilenko	40,998	*
Stephen J. Ludlow	74,479	*
Timothy L. Wells	39,327	*
Mark E. Baldwin	11,398	*
Vincent M. Thielen	7,091	*
Larry L. Worden	21,081	*
Loren K. Carroll	12,500	*
Clayton P. Cormier	22,004	*
James R. Gibbs	37,250	*
Jan Rask	31,500	*
Yoram Shoham	2,500	*
David F. Work	5,000	*
Terence K. Young	2,500	*

All directors, director nominees and executive officers as a group (13 persons)	307,626	*

*      Does not exceed one percent

(1)          Except as otherwise noted, each person has sole voting and investment power with respect to the shares listed.

(2)          Includes the following shares subject to options granted pursuant to Veritas DGC option plans, including options exercisable within 60 days: Mr. Pilenko—40,000 shares; Mr. Ludlow—62,818 shares; Mr. Wells—33,980 shares; Mr. Baldwin—0 shares; Mr. Thielen—7,091; Mr. Worden—16,732 shares; Mr. Carroll—12,500 shares; Mr. Cormier—20,000 shares; Mr. Gibbs—36,250 shares; Mr. Rask—31,500 shares; Mr. Shoham— 2,500 shares; Mr. Work—5,000 shares; and Mr. Young—2,500 shares and all directors, director nominees and executive officers as a group—270,871 shares. Includes 4,000 shares of restricted stock issued to Mr. Wells that become vested 2,000 shares on February 2, 2006 and 2,000 shares on February 2, 2007.  Also includes 8,333 shares of restricted stock issued to Mr. Baldwin that become vested 4,167 on August 23, 2006, and 4,166 on August 23, 2007.

(3)          Percentages are calculated based on a total of 34,728,014 shares outstanding as of September 30, 2005 plus, in calculating the percentage for each person or group, the number of any options and deferred share units exercisable within 60 days of September 30, 2005 owned by such person or group, in accordance with Rule 13d-3(d)(1).

(4)          Based solely on information furnished in Schedule 13F filed with the Securities and Exchange Commission by such person on July 21, 2005.  Such person has sole voting and investment power for all shares.

(5)          Based solely on information furnished in Schedule 13G filed with the Securities and Exchange Commission by such person on April 14, 2005.  Voting and investment power for all shares is shared.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. These persons are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the Section 16(a) forms furnished to us, we believe that, with respect to the fiscal year ended July 31, 2005, each of our directors and officers and greater than 10% stockholders met all applicable filing requirements under Section 16(a) of the Securities Act of 1934 with the exception of Mr. Timothy L. Wells, who filed a single late report on Form 4 which included a single transaction.  We are not aware of any instances of a failure to file a required Form 3 or Form 5.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served as the independent registered public accounting firm of the company since November 1996.  The audit committee has selected the firm to continue in this capacity for the current fiscal year. Accordingly, the company is asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.

Representatives of the firm plan to attend the annual meeting and will be available to respond to appropriate questions.  Its representatives will also have an opportunity to make a statement at the meeting if they so desire.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of our consolidated financial statements, statutory audits in foreign jurisdictions, issuance of consents and the reviews of financial statements included in the company’s Forms 10-Q for the fiscal years ended July 31, 2005 and 2004 were $1,744,100 and $819,000, respectively. Our audit committee pre-approved all fees for professional services for the audit of our consolidated financial statements for the fiscal year ended July 31, 2005.

Audit Related Fees

The aggregate fees billed for audit related services (audits of our employee benefit plans, accounting consultations, due diligence related to mergers and acquisitions and certain services related to compliance with the Sarbanes-Oxley Act of 2002) for the fiscal years ended July 31, 2005 and 2004 were $20,750 and $474,000, respectively. Our audit committee pre-approved all fees for audit related services incurred during the fiscal year ended July 31, 2005.

Tax Fees

The aggregate fees billed for income tax and tax related services for the fiscal years ended July 31, 2005 and 2004 were $46,362 and $169,000, respectively. Our audit committee pre-approved all fees for tax and tax related services incurred during the fiscal year ended July 31, 2005.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP during the fiscal years ended July 31, 2005 and 2004 for other services totaled $3,599 and $17,000, respectively. Our audit committee pre-approved all fees for such other services incurred during the fiscal year ended July 31, 2005. These services include primarily subscriptions to PricewaterhouseCoopers’ on-line research tools.

In conjunction with our annual plan, we prepare a budget for non-audit services we intend to obtain from PricewaterhouseCoopers LLP. This budget includes a description of the specific projects and services and an estimated cost. We submit this budget to our audit committee for review and approval. We conduct our business with PricewaterhouseCoopers LLP according to this approved budget and, if circumstances require alternation of the budget, we request approval from the audit committee before deviating from the budget in any manner. We submit a quarterly update of our spending with PricewaterhouseCoopers LLP to the audit committee.

Vote Required

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the outstanding shares present or represented and entitled to vote on this matter at the annual meeting.  As a result, abstentions will have the same effect as a vote against this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending July 31, 2005.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K

We have mailed our annual report to stockholders covering the fiscal year ended July 31, 2005 to each stockholder entitled to vote at the annual meeting.

Our annual report on Form 10-K for the fiscal year ended July 31, 2005 is available on our Internet website at www.veritasdgc.com.  In addition, we will provide a copy of our annual report on Form 10-K for the fiscal year ended July 31, 2005 without charge to any stockholder making written request to Larry L. Worden, Vice President, General Counsel and Secretary, 10300 Town Park Drive, Houston, Texas 77072.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for the Next Annual Meeting

Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of stockholders intended to be presented at our next annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting, must be received at our principal executive offices, 10300 Town Park Drive, Houston, Texas 77072 Attention:  Corporate Secretary, a reasonable time before we begin to print and mail our proxy materials for our 2005 annual meeting.  We currently expect to hold our next annual meeting in December 2006 and to begin printing and mailing our proxy materials on or before October 15, 2006, so proposals should be received no later than September 15, 2006.  Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act.

In addition to the Securities and Exchange Commission rules described in the preceding paragraph, our bylaws provide that for business to be properly brought before any annual meeting of stockholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our Board of Directors, (ii) otherwise brought before the meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of our company who is a stockholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following procedures.  For business to be properly brought before an annual meeting by a stockholder of our company, the stockholder must have given timely notice in writing of the business to be brought before such annual meeting to the secretary of our company.  To be timely for our next annual meeting (expected to be held in December 2006), a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, 10300 Town Park Drive, Houston, Texas 77072 Attention:  Corporate Secretary, no later than the tenth day following the day on which public announcement is first made of the date of the next annual meeting.  As used in our Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934.  A stockholder’s notice to the secretary of our company must set forth (a) as to any business that the stockholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a representation that the stockholder will appear in person or by proxy at the meeting to present the proposal; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on our books, of such stockholder, and (ii) the class and number of shares of capital stock of our company that are beneficially owned by the stockholder.

Nominations for the 2006 Annual Meeting and for Any Special Meetings

Stockholder Recommendations of Nominee(s)

Stockholders or a group of stockholders may recommend potential candidates for consideration by our nominating and corporate governance committee by sending a written request to the company’s corporate secretary no later than the tenth day following the day on which public announcement is first made of the date of the next annual meeting.  Such written request must be sent to our principal executive offices, 10300 Town Park Drive, Houston, Texas 77072, Attention: Corporate Secretary.  The written request must include the candidate’s name, contact information, biographical information and qualifications.  The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected.  The stockholder or group of stockholders making the recommendation must also disclose, with the written request described above, the number of shares that the stockholder or group beneficially owns and the period of time the stockholder or group has beneficially owned the shares.  The committee may request additional information from time to time from the nominee or the stockholder.

Direct Nominations by Stockholders

Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors.  Nominations of persons for election to our Board of Directors may be made at a meeting of stockholders only (a) by or at the direction of our Board of Directors or (b) by any stockholder of our company who is a stockholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures.  All nominations, other than those made by or at the direction of our Board of Directors, must be made pursuant to timely notice in writing to the secretary of our company.  To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, 10300 Town Park Drive, Houston, Texas 77072 Attention:  Corporate Secretary, (i) with respect to an election to be held at our next annual meeting, no later than the tenth day following the day on which public announcement is first made of the date of our next annual meeting, and (ii) with respect to any election to be held at a special meeting of stockholders, no earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting or of the nominees proposed by our Board of Directors to be elected at such meeting.  As used in our Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934.  A stockholder’s notice to the secretary of our company must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on our books, of such stockholder, and (ii) the class and number of shares of capital stock of our company that are beneficially owned by the stockholder.

VERITAS DGC INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Thierry Pilenko, Stephen J. Ludlow, Timothy L. Wells, Mark E. Baldwin, Vincent M. Thielen and Larry L. Worden, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of Stockholders of Veritas DGC Inc. to be held on Thursday, December 15, 2005 at 10:00 a.m., Houston time, at the offices of the Company, 10300 Town Park Drive, Houston, Texas 77072.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. In the absence of such instructions, this proxy will be voted FOR the nominees listed in Item 1, FOR ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent accountants in Item 2, and as the designated proxies may determine in their discretion for issues covered by Item 3.

(THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE

Please Mark Here for Address Change or ☐
Comments
SEE REVERSE SIDE

Item 1 - Election of Directors.

Nominees: 01 Loren K. Carroll, 02 Clayton P. Cormier, 03 James R. Gibbs, 04 Thierry Pilenko, 05 Jan Rask, 06 Yoram Shoham, 07 David F. Work and 08 Terence K. Young.			Item 2 -	Ratify the selection of	FOR	AGAINST	ABSTAIN
	FOR all nominees	WITHHOLD AUTHORITY		PricewaterhouseCoopers LLP	☐	☐	☐
	(except as specified	to vote for all nominees		as the company’s independent
	hereon)	listed below.		registered public accounting firm.
	☐	☐

Item 3 -

As such proxies may determine in their discretion upon such other business (including procedural and other matters relating to the conduct of the meeting) that may properly come before the meeting and any adjournment thereof.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

The undersigned hereby acknowledges receipt of
the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED BUSINESS ENVELOPE.

Signature	Signature	Date

(Sign exactly as name(s) appear on your stock certificate.  If shares are held jointly each holder should sign.  If signing for estate, trust or corporation, title or capacity should be stated.)

  FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/vts Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet

Annual Reports:  www.veritasdgc.com/investors/annuals/

Proxies:  www.veritasdgc.com/investors/proxies/